UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2008 (April 29, 2008)
National Medical Health Card Systems, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-26749	11-2581812

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

26 Harbor Park Drive, Port Washington, New York	11050

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (516) 626-0007
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
     On February 25, 2008, National Medical Health Card Systems, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“SXC”), SXC Health Solutions, Inc., a Texas corporation and wholly-owned subsidiary of SXC (“US Corp.”), and Comet Merger Corporation, a Delaware corporation that is a newly-formed, wholly-owned subsidiary of US Corp. and an indirect subsidiary of SXC (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub commenced an exchange offer (the “Offer”) to acquire each outstanding share of common stock of the Company, par value $0.001 per share (“Company Common Stock”), in exchange for (a) $7.70 in cash, without interest, and (b) 0.217 of a validly issued, fully paid and non assessable share of common stock of SXC (“SXC Common Stock”) (such amount of cash and SXC Common Stock, the “Offer Price”). The Offer expired at 10:00 a.m., New York City time, on April 29, 2008. Following such time, Merger Sub accepted for payment all shares of Company Common Stock that were tendered and not withdrawn prior to the expiration of the Offer, and Merger Sub was merged with and into the Company in a “short form” merger (the “Merger”) pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as an indirect, wholly-owned subsidiary of SXC. In the Merger, each share of Company Common Stock outstanding immediately prior to the Merger (other than shares of Company Common Stock held in the Company’s treasury or beneficially owned directly or indirectly by the Company or SXC or for which appraisal rights have been perfected) was canceled and converted into the right to receive $7.70 in cash, without interest, and 0.217 of a common share of SXC (the “Merger Consideration”).

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     The information set forth in Item 5.01 is incorporated by reference into this Item 2.01.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     In connection with the consummation of the Merger, on April 30, 2008, the Company notified the Nasdaq Stock Market (the “Nasdaq”) that each outstanding share of Company Common Stock was canceled and converted into the right to receive the Merger Consideration and requested that the Nasdaq file with the Securities and Exchange Commission an application on Form 25 to report that the shares of Company Common Stock are no longer listed on the Nasdaq. As a result of the completion of the Merger, trading of Company Common Stock on the Nasdaq is expected to be suspended as of the close of trading on April 30, 2008.

Item 3.03.	Material Modification in Rights of Security Holders.
     As a result of the Merger, each publicly held outstanding share of Company Common Stock (other than shares of Company Common Stock held in the Company’s treasury or beneficially owned directly or indirectly by the Company or SXC or for which appraisal rights have been perfected) was canceled and converted into the right to receive the Merger Consideration.

Item 5.01.	Change in Control of Registrant.
     Pursuant to the Merger Agreement, Merger Sub commenced the Offer to acquire all of the outstanding shares of Company Common Stock. The Offer expired at 10:00 a.m., New York City time, on April 29, 2008, at which time Merger Sub accepted for payment, based on information provided by the Exchange Agent and Depositary, 11,729,145 shares of Company Common Stock (representing approximately 90.15% of the outstanding shares of Company Common Stock) that were tendered and not withdrawn prior to the expiration of the Offer. Following the exercise of the Top-Up Option (as discussed above), the Merger was completed. As a result of the Merger, all publicly held shares of Company Common Stock (other than shares of Company Common Stock held in the Company’s treasury or beneficially owned directly or indirectly by the Company or SXC or for which appraisal rights have been perfected) were canceled and converted into the right to receive the Merger Consideration. Following the Merger, the Company became an indirect, wholly-owned subsidiary of SXC.
     On April 30, 2008, the Company and SXC issued a joint press release announcing completion of the Offer and the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Immediately following Merger Sub’s acceptance for payment of all of the shares of Company Common Stock tendered in the Offer, all of the Company’s directors resigned except for Michael B. Ajouz, G. Harry Durity and Daniel B. Hébert, who continued in office as “Continuing Directors” under the Merger Agreement. Upon consummation of the Merger, Messrs. Ajouz, Durity and Hébert ceased to be directors of the Company. On April 30, 2008, Thomas W. Erickson, Stuart Diamond, Mark Adkison, Martin Magill and George McGinn resigned from their officer positions with the Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     At the effective time of the Merger, (i) the Company’s certificate of incorporation was amended in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to such time, other than certain provisions regarding the authorized capital stock of the Company, which were amended to include a series of convertible preferred stock, and (ii) the bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, became the bylaws of the Company.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

99.1	Joint Press Release, dated April 30, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2008	NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
	By:	/s/ Jeff Park
Jeff Park
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Joint Press Release, dated April 30, 2008.